Exhibit 5

LENDING AND LETTERS OF CREDIT SERVICES                               TERMS SHEET

I.    DEFINITIONS

In this Terms Sheet:

 ACCOUNTS means all or any Collateral Accounts or Collateral Deposit Accounts opened and/or maintained pursuant to, or for the purposes of, the Agreement;

 ADVANCE means an advance made or to be made by the Bank to the Client under the Agreement or, as the case may be, the outstanding principal amount of any such advance;

 ADVANCE VALUE means, at any date, the value of any item of Collateral expressed as a Dollar Amount and determined by the Bank in accordance with column A of the Schedule and Collateral Advance Value means, at any date, the aggregate value (so determined) of all Collateral;

 AGREEMENT means the Letter of which this Terms Sheet forms part together with, in the case of Letters of Credit, the request for Issuance of any Letter of Credit made by the Client to the Bank as referred to in Clause VI.A;

 BANK  MLIB Ltd (and other Merrill Lynch Bank, if applicable).

 BASE RATE means the floating annual rate of interest determined by the Bank based on a weighted average of rates on the second Business Day before the first Business Day of each week the Bank offers deposits in the relevant currency to leading banks in the London Inter Bank Market, and for such terms of one night, one week and one month, or if any such deposits are not offered by the Bank at the relevant time, the rate equal to its cost of such a deposit at the relevant time (such floating annual rate to change when and as such base rate changes);

 BUSINESS DAY means a day on which deposits in Dollars and any other relevant currency may be dealt in on the London Inter Bank Market and banks are open in London, New York City and, for the purposes of making payments in currencies other than ECU, the principal financial center of the country of each such other relevant currency and, for the purposes of making payments in ECU, a day on which those banks which operate clearing system in ECU will clear payments in ECU through such clearing system;

 CLIENT means the Person(s) who has/have signed the acknowledgment at the foot of the Letter to, and forming part of, this Agreement as Client and to whom the Facility has been made available, subject to the terms hereof;

 CLOSE OUT AN OPEN CONTRACT means in the case of a Foreign Exchange Contract the making of a contract for the purchase against the Bought Currency (as defined below) by the Client of an equal amount of any currency which the Client has agreed to sell to the Bank (the Sold Currency ) against another currency (the Bought Currency ) pursuant to an Open Contract previously entered into having the same Value Date and otherwise matching that Open Contract so as to create a level position in the Sold Currency and, to that extent, to fix in the Bought Currency the amount of profit or loss arising to the Client from such Open Contract and, in the case of an Option Contract, the making of an Option Contract equal and opposite to such Open Contract relating to the same Value Date and otherwise matching that Open Contract. Where only a part of an Open Contract is closed out, the remaining part thereof shall, for the purposes of the Agreement, be considered an Open Contract;

 COLLATERAL means all Securities (including all certificates, stock notes and other documents relating thereto) and cash balances (provided that such cash balances are in currencies which are acceptable to the Bank) in the Accounts and which are charged and pledged in favor of the Bank to its satisfaction;

 COLLATERAL ACCOUNT means the one or more accounts in the control of the Bank opened pursuant to, or used for the purposes of, the Agreement with or through a member of the Merrill Lynch Group in respect of Securities purchased or owned by the Indemnifier and entitled or marked MLIB/[Indemnifier s name] Collateral Account , all such Collateral Accounts to be maintained under the complete discretion of the Bank;

 COLLATERAL DEPOSIT ACCOUNT means the one or more deposit accounts opened and/or maintained by the Indemnifier with the Bank and/or, as the case may be, by the Bank with a member of the Merrill Lynch Group pursuant to, or used for the purposes of, the Agreement (there being a separate account or, as the case may be, sub-account for each currency in which deposits are made) and entitled
 MLIB/[Indemnifier s name] Blocked Account , all such Collateral Deposit Accounts to be maintained under the complete discretion of the Bank;

 DOLLARS(S)  means the lawful currency of the United States of America;

 DOLLAR AMOUNT means, at any date, the value expressed in Dollars of (as the case may be) (1) an Advance, (2) any Letter of Credit Exposure, (3) any other amount outstanding hereunder, or (4) any Collateral (recalculated, where in a currency other than Dollars, as at that date, at the Bank s applicable spot rate of exchange for the purchase of Dollars with the relevant currency or, in the case of any Advance, to the extent the Client s foreign exchange liabilities are hedged by an Open Contract, at the rate of exchange fixed for the purposes of that Open Contract);

 ECU means European Currency Units, being units of account for the time being used in the European Monetary System;

 EVENT OF DEFAULT  means one of the events described in Clause XIX;

 FACILITY means any or all of the facilities for the making of Advances, the entering into of Foreign Exchange Contracts and/or Option Contracts and the Issuance of Letters of Credit as are specified in the Letter to, and forming part of, this Agreement;

 FOREIGN EXCHANGE CONTRACT means a contract entered into by he Bank with the Client under the Agreement to buy or sell against one currency agreed between the Client and the Bank an amount of another currency agreed between the Client and the Bank for forward settlement on a stated Value Date;

 INDEMNIFIER means the Person(s) who has/have signed the acknowledgment at the foot of the Letter to, and forming part of, this Agreement as Indemnifier, who may be the same Persons(s) as the Client, and who has/have deposited Collateral and, where the (Indemnifier is not the Client, has/have guaranteed the obligations of the Client under the Agreement;

 INTEREST PERIOD means a period by reference to which interest is calculated and/or payable on an Advance;

 LETTER OF CREDIT EXPOSURE means, in relation to a Letter of Credit at any particular time, an amount (as conclusively determined by the Bank) equal to the Bank s maximum outstanding liability (whether actual or contingent) under that Letter of Credit at that time and Total Letter of Credit Exposure means, at any time, an amount equal to the aggregate of its Letter of Credit Exposure under each Letter of Credit at that time;

 LETTERS OF CREDIT means all or any letters of credit (if any) issued by the Bank pursuant to the Agreement;

 LIBOR means, in relation to a particular Interest Period, the rate per annum equal to the rate (as determined by the Bank) at which, at or about 11:00 a.m. (London Time) or, in the case of Advances denominated in Sterling, or, in the case of other currencies, on the second Business Day before, the first day of that Interest Period, the Bank offers deposits to leading banks in the London Inter Bank Market in an amount comparable to and in the currency of the relevant Advance and for that Interest Period or, if no such deposits are offered by the Bank at the relevant time, the rate equal to its cost of that Advance for that Interest Period;

 MAINTENANCE VALUE means, at any time, the value of any item of Collateral expressed as a Dollar Amount and determined by the Bank in accordance with column B of the Schedule and Collateral Maintenance Value means, at any date, the aggregate value (so determined) of all Collateral;

 MATURITY DATE means the date on which the Facility terminates pursuant to Clause III;

 MERRILL LYNCH GROUP means Merrill Lynch & Co. Inc. together with any company (whether now existing or hereafter formed) of which Merrill Lynch & Co. Inc. is or becomes a Subsidiary and all companies (whether now existing or hereafter formed or acquired) which are Subsidiaries of Merrill Lynch & Co. Inc. or any such company including, but not limited to, Merrill Lynch International & Co. And Merrill Lynch, Pierce, Fencer & Smith, Inc. and any partnership, association, firm or other organization (whether now existing or hereafter formed or acquired) which is owned or controlled (whether directly or indirectly and whether by the ownership of share capital, possession of voting powers, contract or otherwise) by Merrill Lynch & Co. Inc. and/or any such company and/or one or more of their Subsidiaries;

 OPEN CONTRACT means a Foreign Exchange contract and/or an Option Contract which has not been terminated in accordance with Clause XX.A.2 or closed out;

 OPEN CONTRACT means a contract entered into by the Bank with the Client under the Agreement for the purchase from, or sale to, the Client of an option to purchase or sell one currency against an amount of another currency on a stated Value Date, at the rate of exchange agreed between the Bank and the Client;

 PERSON(S) includes/include any individual, company, corporation, firm, partnership, joint venture, association, organization, trust, state or agency of a state (in each case, whether or not having separate legal personality);

 RELEVANT DATE means (as the case may be ) (1) the date of any payment pursuant to Clause VII.A.3, (2) the date on which any losses, expenses, costs, damages, claims, demands, charges or liabilities were made against or suffered, incurred or sustained by the Bank, or (3) in the case of any other amount payable to the Bank hereunder, the date of demand therefor by the Bank on the Client, or as the case may be, the Indemnifier;

 SCHEDULE means the schedule attached to the Letter to, and forming part of, this Agreement as the same may be amended and/or supplemented from time to time by the Bank in its absolute discretion;

 SECURITIES means securities and instruments (including but not limited to options, futures and bearer securities and instruments) and other rights and things, in possession or in action, in each case acceptable to the Bank and of a class detailed in Part 1 of the Schedule;

 SUBSIDIARY means, at any time, in relation to a company, any other company which is directly or indirectly controlled, or more than 50 percent of whose issued or outstanding shares or stock having general voting power in ordinary circumstances is beneficially owned, directly or indirectly, by that first company;

 SUM OUTSTANDING means, as of a particular date, the aggregate Dollar Amount of all amounts (whether principal, accrued interest, fees, or otherwise) outstanding hereunder, as at that date, including in respect of foreign exchange transactions unrealized and realized losses (less any unrealized profit and any profit realized before the applicable Value Date)(where losses and profit are as determined by the Bank) under the Agreement but not including any Letter of Credit Exposure;

 VALUE DATE means the date of settlement of a Foreign Exchange Contract or, as the case may be, pursuant to the exercise of an Option Contract.

II.   PURPOSE

The client shall use the Facility to finance the purchase of Securities, for the repayment of Advances, to reduce the Letter of Credit Exposure or for such other purposes as may be agreed by the Bank.

III.  TERM

The Facility shall terminate, and the Sum Outstanding shall be repaid, on the Maturity Date (as specified in the Letter to, and forming part of, this Agreement) or, if earlier, on 90 (ninety) days written notice given by the Bank to the Client at any time.

IV.   CONDITION PRECEDENT TO EACH ADVANCE

Without prejudice to (A) any other requirements of the Bank in relation to any Advance, and (B) the right of the Bank to refuse to make an Advance in its absolute discretion, the making of each Advance will be conditional on the Client giving to the Bank notice satisfactory to the Bank not later than 12 noon (London time) on the third Business Day before the proposed date (which must be a Business Day) of the relevant Advance requesting the Advance of all or part of the unused part of the Facility.

For this purpose, the unused part of the Facility shall be the amount of the Facility, as specified in the Letter to, and forming part of, this Agreement, or such other amount as the Bank shall specify as the amount of the Facility from time to time, less the sum of (1) the aggregate Dollar Amount (as at the proposed date of the Advance) of all outstanding Advances and of the Total Letter of Credit Exposure, and (2) the aggregate Dollar Amount (as at the proposed date of the Advance) of all outstanding interest capitalised pursuant to Clause XVII.D.

V.    FOREIGN EXCHANGE

      A. The Bank shall be entitled, but not bound, to act on the request of the Client to enter into a Foreign Exchange Contract and/or an Option Contract.

      B. One each applicable Value Date, any costs, expenses or losses arising as a result of the Foreign Exchange Contract shall be either paid by the Client to the Bank on that date or (if so requested by the Client and subject always to the terms hereof) paid by the Client on that date from the proceeds of an Advance.

VI.   LETTERS OF CREDIT

      A. The Bank shall be entitled, but not bound, to act on the request of the Client for Issuance of a Letter of Credit made by the Client to the Bank specifying the beneficiary, the amount and the expiry date of such Letter of Credit.

      B.    Each of the Client and the Indemnifier agrees that:

            B.1. the Bank shall be entitled to rely without further enquiry on drafts and other documents presented under any Letter of Credit which appear to be in order and duly signed;

            B.2. neither the Bank nor its correspondents shall be responsible for performance by any beneficiary of its obligations to the Indemnifier or the Client, nor for any loss or damage to the goods forming the subject of any Letter of Credit, however caused, nor in the event of any misdescription, misrepresentation, mistake, error or irregularity as to the goods or quantity, quality, nature, size or value thereof, or in the drafts or other documents;

            B.3. all directions and correspondence relating to the Letters of Credit are to be sent at the risk of the Client and the Indemnifier, and the Bank shall not be liable or responsible for any inaccuracy, interruption, error delay in transmission or delivery by post, telegraph or cable or for any accuracy of translation.

      C. Subject to the law and customs and practices of trade existing in the area where the relevant beneficiary is located or to the extent it is otherwise agreed, or the same is inconsistent herewith, each Letter of Credit shall be subject to, and performance by the Bank, its correspondents and each beneficiary of a Letter of Credit shall be governed by, the Uniform Customs and Practice for Documentary Credits (1983 Revision, ICC Publication No. 400) or its subsequent revisions.

VII.  GUARANTEE AND INDEMNITIES

      A. Each of the Client and the Indemnifier hereby unconditionally and irrevocably;

            A.1. agrees on demand to indemnify the Bank from and against all losses, expenses, costs, actions, proceedings, damages, claims, demands, charges or liabilities which the Bank may at any time suffer, incur or sustain or which may be brought, made or preferred against the Bank in relation to or arising out of any Letter of Credit (including but not limited to, any foreign exchange premium, commission, cost or loss involved in purchasing or borrowing the amount of any payment in connection therewith and any interest or other cost or loss involved in funding, by whatever means and in whatever currency the Bank may consider appropriate, the amount of any payment in connection therewith);

            A.2. authorizes the Bank on first claim or demand to make any payment which may be, or may appear or purport to be, claimed or demanded from the Bank in relation to or arising out of any Letter of Credit without requiring or obtaining any evidence or proof that the amount claimed or demanded is due and payable and without notice or reference to or the agreement of or further authority from the Indemnifier or the Client;

            A.3 agrees that any payment which the Bank shall make in accordance or purported accordance with a Letter of Credit shall be binding on the Client and the Indemnifier and shall be accepted by the Client and the Indemnifier as conclusive evidence of the Bank s liability to make such payment (notwithstanding that such payment may have been made after the stated period of validity or expiry date of any Letter of Credit, unless prior to such payment the relevant Letter of Credit shall be have been returned to the Bank or otherwise entirely cancelled in a manner in form and substance satisfactory to the Bank);

            A.4. agrees to pay to the Bank on demand and in the currency or currencies specified by the Bank any amount payable to the Bank under A.1 above, together with interest thereon in such currency(ies) from the Relevant Date to the date on which the Bank shall have received all amounts payable to it hereunder at the rate per annum involved in funding for such period, by whatever means (whether from the Bank s own resources and/or deposits or borrowing from third parties and/or otherwise) and in whatever currency the Bank may consider appropriate; and
            A.5. as security for its obligations under the Agreement, authorizes the Bank and each other member of the Merrill Lynch Group to debit (without demand on, notice or reference to, or further authority from, it) any then existing account of it with the Bank and/or such member with the whole or any part of any amount payable to the Bank under the Agreement and/or interest thereon pursuant to A.4 above or XVII.E below, whether or not any such account shall be overdrawn or may become overdrawn by reason of such debit and whether or not any such amount and/or interest is payable in the same currency as that in which any such account is denominated.

      B. The Indemnifier, if not the Client, hereby unconditionally and irrevocably agrees that:

            B.1. if for any reason the Client does not pay any sum payable by it as provided in the Agreement by the time and on the date specified in the Agreement and otherwise in the manner specified in the Agreement (whether on the normal due date, on acceleration or otherwise), the indemnifier will pay that sum on that date and in that manner;

            B.2. as between the Indemnifier and the Bank but without affecting the Client s obligations, the Indemnifier shall be liable under B.1 above and B.5 below as if it were the sole principal debtor and not merely a surety. Accordingly, it shall not be discharged, nor shall its liability be affected, by reason of:

         B.2.a. any time, indulgence, waiver or consent at any time given to the Client or any other Person,

         B.2.b. any amendment to any other clause of the Agreement or to any security or other guarantee or indemnity,

         B.2.c. the making or absence of any demand on the Client or any other Person for payment,

         B.2.d. the enforcement or absence of enforcement of the Agreement or of any security or other guarantee or indemnity,

         B.2.e.   the release of any such security, guarantee or indemnity,

         B.2.f. The dissolution, amalgamation, reconstruction or reorganization of the Client or any other Person or

         B.2.g. the illegality, invalidity or unenforceability of or any defect in any provision of the Agreement or any of the Client s obligations under it or any other circumstance which might otherwise constitute a legal or equitable discharge or defence to it;

      B.3. the obligations of the Indemnifier under B.1 above and B.5 below are and will remain in full force and effect by way of continuing security until no sum remains to be lent and until the Sum Outstanding and all other sums expressed to be payable to the Bank under the Agreement have been properly and duly paid in full and the Total Letter of Credit Exposure is zero. Furthermore, those obligations are additional to, and not instead of, any security or other guarantee or indemnity at any time existing in favor of the Bank, whether from the Client, the Indemnifier or otherwise. The Indemnifier irrevocably waives all notices and demands whatsoever;

      B.4. so long as any sum remains to be lent and until the Sum Outstanding and all other sums expressed to be payable to the Bank under the Agreement have been properly and duly paid in full and the Total Letter of Credit Exposure is zero;

         B.4.a. any right of the Indemnifier, by reason of performance of any of its obligations under B.1 above or B.5 below, to be indemnified by the Client or to take the benefit of or enforce any security or other guarantee or indemnity shall be exercised and enforced by the Indemnifier only in such manner and on such terms as the Bank may require; and

         B.4.b. any amount received or recovered by the Indemnifier as a result of any exercise of any such right shall be held in trust for the Bank and immediately paid to the Bank;

      B.5. Indemnifier shall on demand indemnify the Bank against any funding or other cost, loss, expense or liability (including loss of the Spread (as defined below)) sustained or incurred by it as a result of it being required for any reason to refund all or part of any amount received or recovered by it in respect of any sum payable by the Client under the Agreement;

      B.6. amounts received or recovered by the Bank (otherwise than as a result of a payment by the Client) in respect of any sum payable by the Client under the Agreement may at the discretion of the Bank reasonably exercised be placed in a suspense account and kept there for such reasonable period as the Bank may decide; and

      B.7. a notice from an officer of the Bank as to any amount payable to the Bank hereunder shall, save for manifest error, be final, conclusive and binding on the Indemnifier.

   C. As a separate and alternative stipulation, the Indemnifier unconditionally and irrevocably agrees that any sum expressed to be payable by the Client under the Agreement but which is for any reason (whether or not now existing and whether or not now known or becoming known to any party to the Agreement) not recoverable from the Indemnifier on the basis of a guarantee shall nevertheless be recoverable from it as if it were the sole principal debtor and shall be paid by it to the Bank on demand.

VIII. ADVANCE VALUE

The Indemnifier shall deposit or transfer monies and/or Securities (and all related documents as the Bank shall direct) with the Bank for the credit of the Accounts, so that:

   A. In relation to Advances and Letters of Credit, either:

      A.1. as at the proposed date of each Advance and/or of Issuance of each Letter of Credit, as the case may be, the aggregate of the Dollar Amount of such Advance or, as the case may be, Letter of Credit Exposure under the relevant Letter of Credit, and the Sum Outstanding together with the Total Letter of Credit Exposure is not greater than the Collateral Advance value; or

      A.2. the aggregate Advance Value of the Collateral deposited (specifically and solely in respect of that Advance or, as the case may be, the Issuance of a particular Letter of Credit) on, or within the three Business days falling before, the proposed date of each Advance or, as the case may be, Issuance of such Letter of Credit is equal to or exceeds the principal amount of the proposed Advance or the Letter of Credit Exposure under the relevant Letter of Credit respectively; and

   B. In relation to Foreign Exchange Contracts and Option Contracts, as at the proposed date of entry into the relevant contract, and after giving effect thereto, the Sum Outstanding together with the Total Letter of Credit Exposure is not greater than the Collateral Advance Value.

IX.   MAINTENANCE VALUE

If, at any date, the aggregate of the Sum Outstanding and the Total Letter of Credit Exposure exceeds the Collateral Maintenance Value, the Indemnifier shall, within two Business Days of a request from the Bank, deposit or transfer monies and/or Securities (and all related documents as the Bank shall direct) with the Bank for credit of the Accounts such that the Collateral Maintenance Value (and for the purposes only of this calculation Collateral Maintenance Value shall be determined as if each of the percentages in column B of the Schedule had been decreased by 5% (five percent)) equals or exceeds the aggregate of the Sum Outstanding and the Total Letter of Credit Exposure.

X. COLLATERAL VALUE CALCULATION

For the purpose of determining Advance and Maintenance Values hereunder, the value of Collateral shall be calculated, in the case of (A) Securities, as a percentage of the Dollar Amount of the fair market value (which shall exclude any unpaid dividend or accrued interest thereon and which shall be determined by the Bank in its absolute discretion) of such Securities, and (B) cash balances, as a percentage of the Dollar Amount of each deposit of each currency. The percentages referred to above shall be fixed by, and may be changed by, the Bank at or to such levels as (in its absolute discretion) it sees fit.

XI.   FEES

   A. The arrangement fee specified in the Letter to, and forming part of, this Agreement shall be payable in such way, in such currencies and at such times as specified in such Letter or as the Bank may otherwise allow.

   B. In addition the Client shall at or before Issuance of each Letter of Credit (or at such other times as the Bank may allow) pay to the Bank such fees in such currencies in such respect of such Letter of Credit as the Client and Bank shall have agreed.

XII.  SECURITY

   A. Each of the Client and the Indemnifier, as continuing security for the due performance of all its obligations and payment of all its liabilities hereunder (including in the case of the Indemnifier the guarantee of foreign exchange transactions) and under any other agreement between it and the Bank or any member of the Merrill Lynch Group and as beneficial owner, hereby:

      A.1. by this Charge assigns absolutely to the Bank all monies (and all its right, title and interest to or in such monies) standing to the credit (from time to time) of each of the Collateral Deposit Accounts and each of the Collateral Accounts and of each other account specified in the schedule hereto, provided always that if the Client and the Indemnifier shall have paid all monies and satisfied all liabilities, present or future, actual or contingent for which they are now or may at any time or times after the date hereof be indebted or liable to the Bank on any Account or in any manner whatsoever and whether alone or jointly with any other person, together with all interest, costs, commissions, charges and expenses which the Bank may hereunder or in the course of its business as banker charge against the Client or the Indemnifier and all costs, charges and expenses (including all legal fees and expenses) which the Bank may incur in enforcing or obtaining payment from the Client or the Indemnifier or in attempting to do so, and if the Bank is under no obligation to make available any further credit or advance or facility hereunder to the Client, the Bank will at the request and cost of the Client and the Indemnifier re-assign the Collateral Deposit Accounts and the Collateral Accounts and the other accounts as aforesaid (or such of them as are still subsisting and vested in the Bank) to the Client or, as the case may be, the Indemnifier.

      A.2. charges and pledges in favor of the Bank by way of first fixed legal mortgage all its interests in and rights in respect of Securities deposited or transferred at the direction of the Bank for the credit of the Collateral Accounts and all Securities from time to time held therein or subject thereto and all proceeds of any realization or redemption of all such securities;

      A.3. charges and pledges in favor of the Bank all its interests in and rights in respect of all Securities and other securities or property deposited with the Bank and/or any other member of the Merrill Lynch Group; and

      A.4. (in the case of the Client) charges in favor of and assigns absolutely to the Bank the full benefit of each Foreign Exchange Contract and Option Contract.

   B. The security hereby created shall affect all dividends, distributions and interest on the Securities or other property hereby charged, whether capital or income, and all property distributed, paid, accruing or offered at any time on, to, in respect of, or in substitution for, any Securities or other securities or property hereby charged.

   C. The security hereby created shall be a continuing security notwithstanding any intermediate payment or settlement of account and, without prejudice to the generality of the foregoing, shall continue in full force and effect until the Bank has executed a formal release of such security which it may do from time to time in respect of the whole or part only of the Collateral. Any withdrawal of any of the Collateral shall operate as a release thereof and the provisions of the Agreement shall continue to apply to the remainder of the Collateral.

   D. None of the Collateral (nor the Indemnifier s right, title and interest to or in the Collateral) shall be capable of being withdrawn, assigned, transferred or otherwise disposed of or encumbered (whether in whole or in part) except as specifically provided in the Agreement.

   E. Neither the Bank nor any of its agents, representatives, correspondents or nominees shall have any liability whatsoever for any failure to present any Securities or other securities or property hereby charged for payment of any principal, dividends, interest or any other amount payable in respect thereof (whether at maturity, on redemption nor otherwise) or to ensure that any such amounts are paid, received or collected, or to secure that the correct amounts (if any) are paid or received, or for any failure to take up any (or any offer of any) property paid, distributed, accruing or offered at any time on, to, in respect of, or in substitution for, any Securities or other securities or property hereby charged.

   F. Each of the Client and the Indemnifier, at its expense, will do or cause to be done all things which are either necessary or requested by the Bank
      (1) to enable the Bank to enjoy, exercise or enforce its rights as a secured party under the agreement (2) to evidence, and to establish and maintain the perfection and first priority of, the Bank's security interest in the Collateral. Without limiting the generality of the foregoing, each of the Client and the Indemnifier, at its expense, will execute and give or file, or both, all notices and documents in such manner, to such person and at such places as may be requested by the Bank to establish and maintain the perfection and first priority of the Bank's security interest in the Collateral.

XIII.  WITHDRAWALS

Until such time as the security hereby created shall become enforceable, and provided that thereafter the aggregate of the Sum Outstanding and the Total Letter of Credit Exposure does not exceed the Collateral Advance Value, the Indemnifier may request the withdrawal of any of the Collateral and the Bank shall consider but shall not be obliged to accede to such request.

XIV.  PAYMENTS

      A.1. On each date on which an Advance is to be made the Bank shall make the same available to the Client before close of business at such account of the Client as may be specified at the time of requesting that Advance and which, in the case of payments in ECU, shall be with a bank which is a member of an ECU clearing system. The amount to be made available shall be, if the Advance is to be in Dollars, the amount so requested by the Client and, in any other case, the equivalent (as determined by the Bank) of that amount in the relevant currency.

      A.2. All payments due from the Client hereunder shall be made to such account of the Bank as it shall notify to the Client (which, in the case of payments in ECU, shall be with a bank which is a member of an ECU clearing system) and in the currency in which they are due by such time in the relevant financial center as is necessary to ensure that the Bank receives:

         A.2.a.   in the case of Dollars, same day value funds,

         A.2.b. in the case of ECU, immediately available and freely transferable funds and

         A.2.c. in the case of other currencies, such funds as may be generally accepted for the settlement in the place of payment of international payments in that currency, on the day in question.

   B. All payments by the Client and the Indemnifier shall be made free and clear of any restrictions or conditions, without setoff or counterclaim, and free and clear of, and (subject as hereinafter provided) without deduction for, any taxes, deductions or withholdings of any nature. If any such deduction or withholding is required by law to be made from any payment, the Client or, as the case may be, the Indemnifier shall pay in the same manner and at the same time such additional amounts as will result in receipt by the Bank of such amount as would have been received by it had not such deduction or withholding been required to be made.

XV.   REPAYMENT

Each Advance shall be repaid by the Client in full and in the currency in which it is denominated on the Maturity Date or on any earlier date of termination pursuant to Clause XX.A.1 or XXIV.C.4.b.

XVI.  PREPAYMENT

The Client may if it gives to the Bank not less than three Business Days prior notice prepay (1) any Advance on which interest is calculated by reference to LIBOR on the last day of any Interest Period relating thereto and (2) any Advance on which interest is calculated by reference to Base Rate at any time. Any such prepayment must be accompanied by accrued interest on the Advance prepaid. Upon notice of any such prepayment the Bank may (in its absolute discretion) close out any Open Contract.

XVII. INTEREST

   A. Interest shall be calculated and payable on each Advance by reference to successive Interest Periods. In the case of each Advance its first Interest Period shall begin on the proposed date of that Advance and each subsequent one shall begin on the last day of the previous one. Each Interest Period shall be of 1, 3, 6 or 12 (one, three, six or twelve) months duration (or such other period as may be agreed between the Client and the Bank) as selected by the client in a notice received by the Bank not later than 12:00 noon (London time) on the third Business Day before the first day of that Interest Period. However, the Client may select an Interest Period of 12 (twelve) months only if the Bank (in its absolute discretion) agrees. If on the first day of any Interest Period it is apparent that such Interest Period would otherwise extend beyond the Maturity Date then such Interest Period shall instead end on the Maturity Date and, subject thereto, any Interest Period for which no effective selection notice is received shall be of 3 (three) months duration.

      B. The rate of interest applicable for a particular Interest Period shall be the rate per annum equal to the sum of the Spread (as specified in the Letter to, and forming part of, this Agreement) and LIBOR for that Interest Period and, where the Advance is denominated in Sterling, the rate certified by the Bank on the first day of that Interest Period to be that which expresses the additional cost to it of making, maintaining or funding a Sterling loan for that Interest Period as a result of complying with the reserve asset ratio, cash ratio, secured deposit, special deposit, liquidity, monetary control and/or other requirements for the time being of the Bank of England and/or any other regulatory body or authority of the United Kingdom.

   C. However, if the Client so elects, in relation to an Advance to be denominated in Dollars or, if the Bank (in its absolute discretion) agrees, any other currency, in the request for that Advance pursuant to Clause IV that interest shall be calculated on that Advance by reference to Base Rate, the provisions of A and B above shall apply and the rate of interest applicable to that Advance shall be the rate per annum equal to the sum of the Spread and the applicable Base Rate.

   D. On the last day of each Interest Period or, where interest on any Advance is calculated by reference to Base Rate, monthly, the Client shall pay the unpaid interest accrued during that Interest Period or, as the case may be, the preceding month, on the Advance to which it relates, in the currency in which that Advance is denominated and at the rate(s) applicable for that Interest Period or, as the case may be, month. However, if the Bank (in its absolute discretion) so agrees, any unpaid interest may be added to the amount of the advance to which it relates and interest calculated in accordance with B or, as the case may be, C above shall thereafter be paid thereon (and such capitalized interest shall not come within the provisions of E below).

   E. If the Client or the Indemnifier does not pay any sum payable hereunder when due, it shall pay interest on the amount from time to time outstanding in respect of that overdue sum for the period beginning on its due date and ending on the date of its receipt by the Bank (both before and after judgment). Interest shall be calculated from time to time at the rate per annum (as determined by the Bank) equal to the sum of 1%, the Spread and the rate equal to the Bank s cost (including in the case of overdue amounts in Sterling the additional cost as contemplated by B above) of that overdue sum for such periods as the Bank may from time to time select; such interest shall be payable on demand. All interest payable under this sub-clause which is not paid when due shall be added to the overdue sum and bear itself interest accordingly.

XVIII.   REPRESENTATIONS AND WARRANTIES

   A. Each of the Client and the Indemnifier represents and warrants to the Bank that:

      A.1.  (if a legal person)

         A.1.a. each of them is a company, society or partnership duly established and existing under the laws of the jurisdiction of its incorporation or establishment and has the power and authority to own its assets and to conduct the business which it conducts; and

         A.1.b. the acceptance of and performance under the Agreement by each of them will not violate or exceed any borrowing or other powers or restrictions granted or imposed under any law to which it is subject, its constitutional documents or any agreement, undertaking or licence to which it is a party or which is binding on it or its assets.

      A.2. all acts, conditions and things required to be done, fulfilled and performed in order to enable each of them lawfully to enter into, exercise its rights and perform its obligations under the Agreement and to ensure that its obligations are legal, valid and binding have been done, fulfilled and performed;

      A.3. each of them has the power to enter into, exercise its rights and perform and comply with its obligations under the Agreement and has taken all necessary action to authorize the execution, delivery and performance of the Agreement;

      A.4.  each of them will

         A.4.a. obtain and maintain in effect all necessary consents and the like of any governmental or other regulatory body or authority applicable to its obligations under the Agreement;

         A.4.b. comply with the terms of the same and with all applicable laws, regulations and directives or the like (whether or not having the force of law) of such bodies and authorities; and

         A.4.c. forthwith upon demand by the Bank, deliver to the Bank copies of all such consents and the like or such other evidence of the existence of the same and such evidence of compliance with the same and with any such laws, regulations, directives and the like as the Bank may reasonably require;

      A.5. their respective obligations under the Agreement are binding and enforceable at law;

      A.6. neither of them is in default under any agreement to which it is a party or by which it may be bound and no litigation, arbitration or administrative proceedings are current or pending, which default, litigation, arbitration or administrative proceedings are material in the context of the Agreement;

      A.7. there are, to the best of their knowledge and belief, no circumstances presently existing which could give rise to a claim, and no claims outstanding, under any Letter of Credit; and

      A.8. it is not necessary or advisable in order ensure the validity, effectiveness, performance or enforceability of the Agreement (including in particular the perfection of the security created by or pursuant to the Agreement) that any documented be filed, registered or recorded in any public office or elsewhere.

   B. The Indemnifier further represents and warrants to the Bank that

      B.1. except by the Agreement, the Indemnifier has not assigned, transferred or otherwise disposed of the Collateral (or its rights, title and interest to and in the Collateral), either in whole or in part, nor agreed to do so, and will not at any time do so or agree to do so, and the Indemnifier is and will at all times be the sole beneficial owner of the same and all such Collateral is or, as the case may be, will be freely transferable without the need of any (or any further) action on the part of the Indemnifier; and

      B.2. except for the security created by or pursuant to the Agreement, no mortgage, charge, pledge, lien or other encumbrance or security of any kind exists on or over the Collateral (or the Indemnifier's right title and interest to and in the Collateral), either in whole or in part, nor has the Indemnifier agreed to create any such other security nor will it at any time do so or agree to do so.

      B.3. The benefit the Indemnifier receives from participating in the transaction will be at least equal to its liability with respect to the Letter of Credit.

   C. Each of the Client and the Indemnifier represents to the Bank that each of the warranties in A above and the Indemnifier represents to the Bank that each of the warranties in B above will be correct and complied with in all respects during the continuance of the Agreement and/or so long as any sum remains payable under the Agreement and/or so long as there is any Total Letter of Credit Exposure as if repeated then by reference to the then existing circumstances.

XIX.  EVENTS OF DEFAULT

   It shall be an Event of Default if:

   A. The Client or the Indemnifier does not pay any sum payable by it under the Agreement or under any other agreement with the Bank or with any other member of the Merrill Lynch Group on its due date; or

   B. The Client or the Indemnifier fails to provide information and/or documents as requested by the Bank pursuant to Clause XXIV.C.2.a or the Bank gives notice to the Client or the Indemnifier pursuant to Clause XXIV.C.4.b; or

   C. Any representation, warranty or statement by the Client or the Indemnifier in the Agreement or in any document delivered under it is not complied with or is or proves to have been incorrect in any respect when made or, if it had been made on any later date by reference to the circumstances then existing, would have been incorrect in any respect on that later date; or

   D. The Client or the Indemnifier fails duly to perform any one or more of its other obligations under the Agreement or under any other agreement with the Bank or with any other member of the Merrill lynch Group; or

   E. At any date, the aggregate Dollar Amount of the aggregate of the Sum Outstanding and the Total Letter of Credit Exposure exceeds 102.5 (one hundred and two and a half) percent of the Collateral Maintenance value;

   F. Any provision of the Agreement which is material to the interests of the Bank is not (or is claimed by the Client or the Indemnifier not to be) in full force and effect; or

   G. The Bank determines that the security (in whole or in part) hereby created is not in full force and effect or does not have the priority stated herein; or

   H. The Bank determines that it is or will become unlawful or contrary to any directive or the like (whether or not having the force of law) of any governmental or other regulatory body or authority for the Client, the Indemnifier or the Bank to carry out all or any of its obligations hereunder; or

   I. A distress, attachment, execution or other legal process is levied, enforced or sued out on or against any item of Collateral by any third party; or

   J. A distress, attachment, execution or other legal process is levied, enforced or sued out on or against any other asset of the Client or the Indemnifier or (if either or both is or are a body or bodies corporate) any of their respective Subsidiaries and is not discharged or stayed within 7 (seven) days; or

   K. Any step is taken or legal proceeding is started by any person in the bankruptcy of the Client or the Indemnifier or for the appointment of a receiver, administrator, trustee or similar officer of the Client or the Indemnifier or of any or all of the revenues and assets of the Client or the Indemnifier or (if either or both is or are a body or bodies corporate) the winding-up, administration, dissolution or reorganization of the Client or the Indemnifier or any of their respective Subsidiaries (except for the purpose of and followed by a reconstruction, amalgamation or reorganization on terms approved by the Bank before that step is taken); or

   L. Any indebtedness of the Client or the Indemnifier in respect of monies borrowed or raised (1) is not paid when due nor within any applicable grace period in any agreement relating to that indebtedness, or (2) becomes due and payable before its normal maturity by reason of a default or event of default, however described; or

   M. The Client or the indemnifier or (if either or both is or are a body or bodies corporate) any of their respective Subsidiaries is insolvent, is unable to pay its debts as they fall due, stops, suspends or threatens to stop or suspend payment of all or a material part of its debts, begins negotiations or takes any proceeding or other step with a view to readjustment, rescheduling or deferral of all of its indebtedness or any part of its indebtedness which it would or might otherwise be unable to pay when due or proposes or makes a general assignment or an arrangement or composition with or for the benefit of creditors; or

   N. If the Client and/or the Indemnifier is acting in the capacity of trustee of a trust for the purposes hereof, such trust ceases to be perfectly constituted; or

   O. (If an individual or individuals) the Client or the Indemnifier (or, in the case joint Clients or Indemnifier, the sole survivor thereof) dies or becomes or is declared (by appropriate authority) incompetent or of unsound mind; or

   P. The authority of any representative of the estate of a deceased or incapacitated Client or Indemnifier is not (or is claimed by any third party not to be) in full force and effect; or

   Q. Any event occurs which under the laws of any relevant jurisdiction has an effect equivalent to any of the events referred to in this Clause XIX.

XX.   CANCELLATION, ACCELERATION AND ENFORCEMENT

The Client and the Indemnifier each agrees with the Bank (for itself and as trustee of the benefit of the Client s and the Indemnifier s respective promises for each member of the Merrill Lynch Group) as follows:

   A. At any time after an Event of Default occurs, the Bank may:

      A.1. by notice to the Client declare all Advances, accrued interest thereon and any other sum then payable hereunder (other than the Total Letter of Credit Exposure) and/or by notice to the Client and the Indemnifier declare an amount equal to the Total Letter of Credit Exposure to be immediately due and payable, whereupon they shall become so due and payable, and/or declare the Facility to be terminated, whereupon it shall so terminate. Without prejudice to Clause XII or any other provision of the Agreement any amount so received by the Bank in respect of the Total Letter of Credit Exposure may be retained by the Bank for the purpose of payment and/or paid in accordance with the relevant Letter(s) of Credit and/or retained by the Bank for the purpose of application and/or applied by the Bank in or towards satisfaction of the Client's obligations under or in connection with the Agreement;

      A.2. without notice to the Client or the Indemnifier, close out, on the Client s behalf, all or any Open Contracts (in whole or from time to time in part) as the Bank in its sole discretion may determine, whereupon any costs, expenses and losses arising as a result shall be immediately due and payable by the Client and the Indemnifier to the Bank, or, at the Bank s option, by notice to the Client, terminate all or any Open Contracts (in whole or from time to time in part) as the Bank in its sole discretion may determine, whereupon the obligations of the Bank and the Client to make payments to the other shall to the extent provided in the notice be canceled and an amount of compensation (calculated in accordance with paragraphs A.2.a., A.2.b and A.2.c below) shall become due and payable by the Client to the Bank (or vice versa):

         A.2.a. there shall be ascertained in relation to each Open Contract so terminated the difference between;

               i) the amount of currency which the Bank was due to deliver to the Client under that Open Contract; and
               ii) the amount of the same currency which the Bank would be due to deliver to the Client if on the date of termination of each such Open Contract (the Open Contract Termination Date ) it were to enter into a contract with the Client at the rate of exchange at which, at or about 11:00 a.m. (London time) on that Open Contract Termination Date, the Bank could enter into a contract in the foreign exchange market to purchase for delivery on the Value Date of that Open Contract the same amount of the currency which the Client was due to deliver under that Open Contract.

               Where the amount in (i) exceeds the amount in (ii) the relevant difference (converted where applicable as hereinafter provided) is hereinafter called a Positive Amount and where the amount in
               (ii) exceeds the amount in (i) a  Negative Amount ;

         A.2.b. If any such difference is in a currency other than Dollars, it shall be converted into Dollars at the rate of exchange at which, at or about 11:00 a.m. (London time) on the relevant Open Contract Termination Date, the Bank could enter into a contract on the foreign exchange market to purchase for delivery on the Value Date of that Open Contract or on the second Business Day after that Open Contract Termination Date (whichever is later) that other currency in exchange for Dollars;

         A.2.c.   There shall then be ascertained the difference between:

               i) the sum of the Positive Amounts; and
               ii) the sum of the Negative Amounts together with any costs and expenses arising as a result of the close out.

               If the amount in (ii) exceeds the amount in (i) the difference shall be due and payable immediately by the Client and the Indemnifier to the Bank. If the amount in (i) exceeds the amount in (ii) the difference shall, subject to the Sum Outstanding and all other sums expressed to be payable to the Bank under the Agreement having been properly and duly paid in full and the Total Letter of Credit Exposure being zero, be due and payable by the Bank to the Client;

      A.3 without notice to the Client or the Indemnifier and without prejudice to any other right or remedy, dispose or procure the disposal, by sale or otherwise, of any Securities or of any other securities or property whatsoever in respect of any one or more of the then existing accounts of the Client or the Indemnifier with the Bank or any or all members of the Merrill Lynch Group, or otherwise realize or procure the realization of the same, at such time or times, in such manner, on such terms and at such price or prices (whether payable or deliverable immediately, on a deferred basis or by installments) without being responsible for any loss or diminution in price, as it may think fit and further to exercise all rights and remedies of a secured party under the Uniform Commercial Code of the State of New York, including the right to take possession of, collect and get in all or any part of the Collateral and to proceed forthwith to sell, assign, give options to purchase, contract to sell or otherwise dispose of and deliver the Collateral or any part thereof in one or more parts at public or private sale at any exchange, broker s board or at any of the Bank s offices or elsewhere at such prices and on such terms as the Bank deems appropriate, all without demand for performance, advertisement or other notice of any kind and apply the proceeds thereof as follows:

         A.3.a. first, in or towards payment of all costs and expenses incurred by the Bank in connection with such disposal;

         A.3.b. secondly, in or towards payment and satisfaction of all sums and liabilities due to the Bank in respect of the Agreement in such order and manner as the Bank may determine;

         A.3.c. thirdly, in or towards payment and satisfaction of any sums and liabilities due from the Client or the Indemnifier to the Bank on any other account and/or to any other member of the Merrill Lynch Group in such order and manner as the Bank many determine; and

         A.3.d. fourthly, in payment of any surplus to the Indemnifier, the Client or other Person entitled thereto.

            PROVIDED ALWAYS that the Bank shall not be obliged to apply any part of such proceeds in accordance with sub-clause A.3.d until all liabilities (including future or contingent liabilities) of, and/or amounts due to, the Bank under the Agreement have been discharged to the satisfaction of the Bank and until after it has exercised all set-offs and other rights which it is expressed to be entitled to make or exercise under the Agreement. Until such time the proceeds shall be held in such Collateral Deposit Account or other account with the Bank as the Bank may (in its absolute discretion) decide.

            Upon any disposal of any Securities or of other property made or purported to be made under the provisions of this Clause a certificate of any officer or employee of the Bank that a default has occurred and that the power of disposal has become exercisable shall be conclusive evidence of that fact in favor of any purchaser or other Person to whom any of the Securities or other securities or property may be transferred under such disposal and the Client and the Indemnifier agree to indemnify the Bank on a full indemnity basis against any claim which may be made against it by any such purchaser or person by reason of any defect in title to such Securities or other securities or property;

      A.4. initiate, defend or take part in, on behalf of the Client and/or the Indemnifier, any legal proceedings relating to the Securities, the Agreement, any Advance or any Letter of Credit that it may, in its absolute discretion, deem necessary;

      A.5 make or take part in, on behalf of the Client or the Indemnifier, any arrangement or composition with its creditors in relation to the Securities, the Agreement, any Advance and any Letter of Credit;

       B. In addition to any general lien or similar right to which it may be entitled by law, the Bank and each other member of the Merrill Lynch Group may at any time and without notice to the Client or the Indemnifier combine and consolidate all or any one or more of the then existing respective accounts of the Client and the Indemnifier with, and liabilities of the Client or the Indemnifier, respectively, to, the Bank or such member and/or any member of the Merrill Lynch Group and/or set off or transfer any sum or sums standing to the credit of any one or more of the Client s or the Indemnifier s respective accounts in or towards satisfaction of any of the respective liabilities of the Client and the Indemnifier to the Bank or any other member of the Merrill Lynch Group, whether such respective liabilities of the Client and the indemnifier be actual, future or contingent, primary or collateral and several or joint, this right being in addition and without prejudice to any Securities or other securities or property whatsoever which the Bank or such other member of the Merrill Lynch Group may now or hereafter hold by way of security;

   C. Any or all Securities or other securities or property whatsoever held in respect of any one or more of the then existing respective accounts of the Client and the Indemnifier with any or all members of the Merrill Lynch Group may be sold or realized by or on the instructions of any and each such member at any time and without notice to the Client or the Indemnifier by such member whenever in its discretion such member considers it necessary or advisable (and the provisions of A.3 above shall apply, with any necessary modification);

   D. The Bank (and any other member of the Merrill Lynch Group) shall have the authority to purchase one currency with another for the purposes of this Clause XX.

XXI.  BORROWING OF SECURITIES

   A. The Indemnifier hereby authorizes the Bank at any date to lend to itself, as principal or otherwise, or to others, any Securities subject to the terms hereof irrespective of the Sum Outstanding and/or the Total Letter of Credit Exposure as at that date.

   B. Securities so borrowed by the Bank shall continue to be taken into account in determining the Collateral Advance and Collateral Maintenance Values and for all other purposes of the Agreement.

   C. Until such time as the Facility is terminated or the security hereby created shall become enforceable, whichever may first occur, the Indemnifier shall (subject always to the security hereby created and the provisions of the Agreement) have all the incidents of ownership of Securities loaned to the Bank hereunder, including the right to transfer them to others.

   D. Principal, capital, dividends, interest and other amounts paid on borrowed Securities will be automatically credited to an appropriate Collateral Deposit Account.

   E. No losses, charges or expenses nor any gain or benefit arising from the borrowing of Securities by the Bank shall be borne by and/or benefit the Indemnifier.

XXII.  ASSIGNMENT

   A. The Agreement shall benefit and be binding on the parties, their respective successors (but subject to Clause XXIV) and any permitted assignee or transferee of some or all of a party s rights or obligations under the Agreement. Any reference in the Agreement to a party shall be construed accordingly.

   B. Neither the Client nor the Indemnifier may assign or transfer all or part of its rights or obligations under the Agreement

   C. The Bank may at any time assign all or part of its rights and/or obligations under the Agreement. Any such assignee of such rights and obligations shall be entitled to the full benefit of the Agreement to the same extent as if it were an original party in respect of the rights or obligations assigned or transferred to it.

   D. The Bank may disclose to a potential assignee or any other Person who has entered or proposes to enter into contractual arrangements with the Bank in relation to or concerning the Agreement such information about the Client, the Indemnifier and the Agreement as it may think fit.

XXIII.  MISCELLANEOUS INDEMNITIES

   A. The Client and the Indemnifier shall on demand indemnify the Bank against:

      A.1. any increased cost (except to the extent that the Client is liable to compensate it therefor as contemplated by Clause XVII.B) in maintaining the Facility, the Accounts, all or any part of any Advance, any Open Contract or any Letter of Credit or any other amount outstanding under the Agreement or any reduction in the effective return to the Bank under the Agreement or in the overall return on its capital which, in the Bank s determination, is sustained directly or indirectly as a consequence of, or of compliance with, any present or future law or regulation or any directive or the like (whether or not having the force of law) of any governmental or other regulatory body or authority; and

      A.2 any funding and any other costs, expense or liability (including loss of profit and including taxes, any stamp duty or similar tax, legal fees and Value Added Tax) sustained or incurred by the Bank
            (1) in connection with the administration of, or in protecting or enforcing the Bank s rights under, the Agreement and/or any amendment thereto; (2) as a result of the occurrence or continuance of any Event of Default; or (3) as a result of the receipt of recovery by the Bank of all or any part of an Advance or an overdue sum otherwise than on the last day of an Interest Period applicable to that Advance or overdue sum.

   B. The currency specified by the Bank under Clause VII.A.4 in respect of any particular sum and otherwise the currency in which any other sum is due under the Agreement (the Currency of Account ) shall be the sole currency of account and payment in respect of that sum. Any amount received or recovered by the Bank in respect of that sum in a currency other than the appropriate Currency of Account (whether as a result of, or of the enforcement of, a judgement or order of a court of any jurisdiction, in the bankruptcy or winding up of the Client or, as the case may be, the Indemnifier, the realization of any Collateral or otherwise) shall only constitute a discharge to the Client; or, as the case may be, the Indemnifier, to the extent of the amount in that Currency of Account which the Bank is able, in accordance with its usual practice, to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do
      so). If that amount in that Currency of Account is less than the amount due to the Bank hereunder, the Client and/or the Indemnifier shall, without prejudice to the generality of A.2 above, indemnify it against any loss sustained by it as a result. In any event, the Client and/or the Indemnifier shall indemnify the Bank against the cost of making any such purchase.

XXIV.  INTERPRETATION

   A. Whenever two or more persons become parties to the Agreement as Clients or as Indemnifiers, the words Client and Indemnifier , respectively shall, in each Clause of the Agreement, mean and include each and all of those Persons and (in the case of an individual) shall mean and include the executors and administrators of that Person. In addition, all duties, obligations and liabilities assumed by or imposed upon the Client and the Indemnifier, respectively under this Agreement shall bind all such respective Persons jointly and each of them severally. All duties, obligations and liabilities assumed by or imposed on the Client and the Indemnifier together under this Agreement shall be their joint and several duties, obligations and liabilities.

   B. Where any instruction, notice, demand or request is to be given by joint Clients or joint Indemnifiers it shall be sufficient if such is given on behalf of the joint Clients or joint Indemnifiers by one or more of the joint Clients or joint Indemnifiers, respectively, and the Bank may rely on such instruction, notice, demand or request as if the same were given by each of the joint Clients of joint Indemnifiers, respectively.

   C. In the event of the death or declared incapacity of any one of joint Clients or of any one of joint Indemnifiers:

      C.1. the surviving Client(s) or, as the case may be, Indemnifiers(s) shall forthwith give the Bank written notice thereof;

      C.2. the Bank shall have the right to determine whether the Facility shall continue in the name of the surviving Client(s) or, as the case may be, with the guarantee of the surviving Indemnifiers(s) and in this regard may:

         C.2.a. request such information and/or documents from the surviving Client(s) or, as the case may be, the surviving Indemnifiers(s) as it considers relevant and the surviving Client(s) or, as the case may be, the surviving Indemnifiers(s) shall supply the same within 14 (fourteen) Business Days of the date of the Bank s request; and/or

         C.2.b. seek legal opinions from legal counsel as to such matters relevant to the continuance of the Facility and/or any Letter(s) of Credit as the Bank may request; and/or

         C.2.c.   take any action it may deem, advisable with respect thereto;

      C.3.  pending written notice from the Bank under C.4 below:

         C.3.a. the surviving Client(s) and/or the representatives(s) of the estate of the deceased or incapacitated Client(s):

               i) may (x) make any repayment or prepayment of any amount
                  outstanding hereunder and/or (y) close out any Open Contract;
               ii)   may not request the making of a new Advance or the Issuance of any Letter of Credit or, subject to (i) above, the
                     opening of a new Foreign Exchange contract or Option Contract; and

         C.3.b. the surviving Indemnifiers and/or the representatives(s) of the estate of the deceased or incapacitated Indemnifier:

               i) may sell any Securities hereby charged provided that the proceeds of such sale are credited to a Collateral Account or Collateral Deposit Account;

               ii) subject to (i) above, may not request any withdrawal of Collateral;

      C.4. the Bank may, at any time after such event or declared incapacity, by written notice to the surviving Clients(s) and the surviving Indemnifier(s) declare that either:

         C.4.a. the Facility shall continue unaffected, subject to the terms of the Agreement, in the name of the surviving Client(s) and the rights and obligations of the surviving Indemnifier(s) shall in any event continue unaffected, provided that the estate of the deceased or incapacitated Client or, as the case may be, Indemnifier, shall not be liable for any obligations under the Facility incurred thereafter but those respective estates shall remain liable to the Bank in respect of any sum or loss in any way resulting from the completion of transactions initiated, and all liabilities incurred, before the date of such notice by the Bank; or

         C.4.b. the Facility shall terminate, whereupon it shall so terminate but in every other respect the Agreement shall continue unaffected in the name of the surviving Client(s) or, as the case may be, Indemnifier(s) and the estate of the deceased or incapacitated Client or, as the case may be, Indemnifier shall continue to be liable jointly and severally with the surviving Client(s) or, as the case may be, Indemnifier(s) to the Bank for (i) all amounts outstanding, (ii) all other obligations under the Agreement and (iii) all liabilities incurred under the Agreement at any time (whether before or after the date of notice to the Bank pursuant to C.1 above) in respect of Letters of Credit issued on or before but not after the date of such notice to the Bank.

XXV.  INFORMATION

During the continuance of the agreement and for as long as any sum remains payable to the Bank under the Agreement and/or there is any Total Letter of Credit Exposure, the Client and the Indemnifier shall each furnish to the Bank such financial or other information as to its affairs and (in the case of a body or bodies corporate) their respective Subsidiaries as may be requested by the Bank.

XXVI. REMEDIES AND WAIVERS

No failure by the Bank to exercise, and no delay by the Bank in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The authority to debit, charge and pledge and the right of set-off and other rights and remedies provided in the Agreement are separate, independent and cumulative and not exclusive of any other rights or remedies (including any other security, right of set-off, lien, right to combine or consolidate accounts or similar right to which the Bank is at any time entitled anywhere, whether by operation of law or otherwise).

XXVII.   PARTIAL INVALIDITY

If at any time any provision of the Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of the Agreement, nor the legality, validity or enforceability of such provisions under the law of any other jurisdiction shall in any way be affected or impaired thereby. If and to the extent that the security expressed to be created by or pursuant to the Agreement is at any time and for any reason not effective as a fixed charge, it shall instead take effect as a floating charge.

XXVIII.  MISCELLANEOUS

   A. All interest shall accrue from day to day and shall be calculated on the basis of a 360 (three hundred and sixty) day year (365 (three hundred and sixty five) days where market practice dictates, as determined by the Bank in its absolute discretion) and the number of days elapsed.

   B. The certificate of an officer or employee of the Bank or any member or the Merrill Lynch Group as to any sum payable hereunder shall be conclusive and binding on the Client and/or, as the case may be, the Indemnifier.

   C. The Client and the Indemnifier shall immediately furnish to the Bank in form and substance satisfactory to the Bank such documents and information as the Bank may from time to time stipulate.

   D. All communications and documents under the Agreement shall either be in English or accompanied by a certified translation into English by a translator acceptable to the Bank. If there is a conflict, the English translation shall prevail over the original language version.

   E. The English text of this Terms Sheet is the original authentic version and shall prevail if there is a conflict between it and any translation into another language.

   F. The Bank will promptly give notice to the Client and the Indemnifier of any amendment and/or supplement to the Schedule. However, no failure of the Bank to give (or of the Client or the Indemnifier to receive) any such notice shall affect the validity of the amendment or supplement in question.

XXIX. SECURITY ADDITIONAL

The security hereby created shall be additional to any other indemnity, guarantee or security held by the Bank at any time.

XXX.     NOTICES

      A. The Client, the Indemnifier and/or the Bank may from time to time issue instructions, notices, demands or requests either orally or in writing (but in writing only where so provided under the Agreement) via any officer or employee of a member of the Merrill Lynch Group and any such officer or employee shall have authority from the Bank to give or receive on its behalf such instructions, notices, demands or requests which when delivered to or by such officer or employee shall be deemed to have been made by the Client or the Indemnifier, respectively direct to the Bank or made by the Bank direct to the Client or the Indemnifier, respectively (as the case may be). The Bank shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken in good faith pursuant to instructions, notices, demands or requests so deemed given by the Client or the Indemnifier or on any communication or document believed by it to be genuine.

   B. Each communication under the Agreement shall be addressed if to the Bank, at its offices at Ropemaker Place, 25 Ropemaker Street, London EC2Y 9LY, telex no: 887640 (or such other address or telex number as it may notify to the Client and the Indemnifier); if to the Client or the Indemnifier, at such address as the Client or the Indemnifier (as the case may be) notifies to the Bank from time to time. Notices shall be deemed to have been received five days after being posted and immediately in the case of a telex or oral communication.

XXXI. GOVERNING LAW

   A. The Agreement shall be governed by and construed in accordance with English law.

   B. In relation to any legal action or proceedings arising out of or in connection with the Agreement ( Proceedings ), the Client and the Indemnifier each, for the benefit of the Bank, irrevocably submits to the jurisdiction of the courts of England and waives any objection to Proceedings in such courts on the grounds of venue or on the grounds that the Proceedings have been brought in an inconvenient forum. These submissions shall not affect the right of any party from taking Proceedings in any other court of competent jurisdiction nor shall the taking of Proceedings in any other court of competent jurisdiction preclude any party from taking Proceedings in any other court of competent jurisdiction (whether concurrently or not).

   C. The Client and the Indemnifier each irrevocably appoints the Person named as its agent for service of process in the cover letter to, and forming part of, this Agreement to receive for it and on its behalf service of process in any Proceedings in England. Such service shall be deemed completed on delivery to the process agent (wether or not it is forwarded to and received by the Client or the Indemnifier). If for any reason the process agent ceases to be able to act as such or no longer has an address in London, the Client and the Indemnifier each irrevocably agrees to appoint a substitute process agent acceptable to the Bank, and to deliver to the Bank a copy of the new agent s or agents acceptance of that appointment, within 30 (thirty) days.